EXHIBIT 10.1

LETTER OF INTENT

February 27, 2015

FROM:

MADISON VENTURES INC., (the “PUBLIC COMPANY”)

TO:

Mr. Amos Bar Shalev, acting on behalf of OCURE LTD. (the “COMPANY”)

TOGETHER AS ABOVE:

ALL BEING referred to as “THE PARTIES” to this Letter of Intent and any future Definitive Agreements (as further defined herein),

Dear Mr. Bar Shalev:

When countersigned by each of our parties, the following will constitute our formal Letter of Intent (“LOI”), outlining the general terms of the transaction with respect to the financing of the Company by the Public Company under Terms of a Global Exclusive Licensing Agreement.

1. Financing. The Public Company wishes to provide a risk capital injection required for the Company to implement its business plan and technology launch and in doing so to work together with, and alongside the Principals/Shareholders of the Company on a going forward basis. The Public Company and the Company are the defined “Parties” to this LOI and any ensuing Definitive Agreements.

2. Definitive Agreements. The Public Company will prepare and promptly submit to the Company these documents and the parties will diligently and in good faith negotiate thereafter, such definitive agreements (the "Definitive Agreements") as defined herein under Sections 3, 4 & 7, incorporating the specific terms and conditions of the contemplated transactions as contained within this Letter of Intent. The parties further agree to enter into, or cause to be entered into in future, such further agreements as may be reasonably necessary, including agreements for the acquisition of any further assets or contracts, (employment, consulting or otherwise) or any other customer relationships as may be reasonably necessary in order that the Public Company shall receive the full economic benefit of the investment into the Company. The Definitive Agreements shall include terms and conditions standard for transactions of this type, including matters which are not addressed herein, and shall be subject to the receipt of all necessary regulatory, corporate and thirty party approvals required (as applicable) for the performance of such transactions – it is clarified that only such Definitive Agreements for which all necessary approvals have been received will bind the parties.

3. Due Diligence. The Public Company will have the right to conduct on-going due diligence investigation of the business plan and strategy of the Company, as more particularly set forth in Section 5. If the results of this due diligence investigation are unsatisfactory to the Public Company, in its sole determination, then the Public Company will have the option on or before March 9, 2015 (the "Diligence Deadline") to terminate this Agreement, and as applicable, the Definitive Agreements, without liability.

4. Conditions to Closing. The parties' obligation to close the contemplated transaction will be subject to specified conditions precedent including, but not limited to, the following:

i.

The representations and warranties of the Public Company and the Company in the Definitive Agreements will remain accurate at and as of the Closing, and no material adverse changes in the business plan of the Company shall have occurred.

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ii.

The Public Company shall provide $250,000 USD to the Company pursuant to the terms of a Global Exclusive Licensing Agreement between the parties. The proceeds of the transaction to be provided to the Company shall be submitted on behalf of the Public Company to Company counsel for direct release to the Company based on the dollar amounts, timing and disbursement schedule as defined herein under Item 4 (iii). The funding will be utilized by the Company as required for the proper day to day management and operation of the business based on timed and scheduled release dates derived from budgets and specific target milestones provided by the Company to the Public Company and mutually agreed upon by the parties as a general basis for such release, prior to Closing. The budgets and milestones shall be presented to the Public Company by the Company no later than March 2nd, 2015, and are to be derived from the following:

a.	A comprehensive 3-year proforma financial projection

b.	Copies of any/all contracts, documentation/ communications with interested parties (JV, Strategic Alliance, investors, etc.)

c.	A Use of Proceeds for the initial proposed $250,000 USD payment

d.	A detailed month-to-month Budget for the next 6 months (tied to the Use of Proceeds)

e.	A table of expected milestones and deliverables for the next 6 months

f.	Articles of Association for the Company

iii.

The $250,000 shall be made available to the Company in staged tranches, payable as: $10,000 at signing of the LOI, $90,000 at March 16th, 2015, $100,000 at April 10th, 2015, and $50,000 at May 8th, 2015.

iv.

The Public Company shall make the payment as described in Item 4(ii) above given that the Public Company will form a fully owned Israeli subsidiary (the “Subsidiary”), that shall be granted exclusive global rights to the technology of the Company at Closing based on terms and conditions to be defined in a formal agreement between the parties (the “Licensing Agreement”).

v.

The commercial basis of such Licensing Agreement will be a 5% royalty for any licensing related net revenue, and a 20% royalty for any sublicensing or exit related revenue. It is understood and agreed herein that the Subsidiary will enter into Licensing Agreement with the Company at, and as a, condition of closing of this transaction.

vi.

At the end of the initial six months period should the Company deliver on its commitments and milestones underlying the initial $250,000 payment as defined in Item 4 (ii) whereby exclusive global rights have been granted by the Company to the Subsidiary pursuant to the License Agreement, any additional assets of the Company existing in the Company at that time will be fully transferred to the Subsidiary and the License Agreement for the exclusive global rights to the technology of the Company shall continue in force, coinciding with an additional payment of $250,000 being made by the Public Company to the Subsidiary to maintain the development and clinical work and any other required additional overhead as agreed between the parties. It is agreed and understood such additional future funding would follow the same tranche structure as the initial payment with such amounts and release dates comprised of three (3) tranches, payable as: $100,000 at October 2nd, 2015, $100,000 at November 6th, 2015, and $50,000 at December 4th, 2015. Additionally, the same requirements as described in Item 4 (ii) c, d & e shall also be expectations associated of the Company to provide to the Public Company in connection with this proposed future payment.

vii.

The Principals of the Company as at the time of the date of this Letter of Intent and as disclosed to the Public Company by the Company during the course of the Due Diligence period, shall have entered into consulting and service agreements with the Public Company, defining among other things compensation and commitment expectations as mutually agreeable to the parties, general terms of such to be sent forth in the Definitive Agreement(s) at the Closing (the “Consulting Agreements”).

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viii.

Associated with Item 4 (vii) above, at the date of Closing each of the Principals/Shareholders of the Company shall purchase and acquire an equity stake in the Public Company that will equate to a collective ownership stake of up to 1,775,000 shares of common stock in the Public Company, such figure representative of an amount equal to 25% of the 7,100,000 shares of the Public Company currently issued, or otherwise held for issuance, as at the time and date of this Letter of Intent. The shares available for acquisition in the Public Company by the Principals/Shareholders shall have an associated par value purchase price of $0.001/share and shall be accompanied by a share subscription agreement to be completed by each of the Principals/Shareholders inclusive of certain representations and warranties surrounding investor suitability and accreditation (whether accredited or non-accredited), residency declaration, share escrow provisions, amongst other required regulatory disclosure. A certified check, bank draft, or wire transfer, shall accompany each executed subscription agreement.

ix.

In relation to Item 4 (viii), the parties agree that final Definitive Agreement(s) will contain escrow released provisions and repurchase rights to govern the common shares issuable to the Principals that require and mandate the continued involvement of the Principals and such external consultants in the future operations of any of the Company and/or the Public Company (together the “Overall Enterprise”), and most particularly during the entirety of the first 3 years of business following Closing, in order for the Principals to “retain” the entirety of the escrow shares.

x.

Without derogating from the provisions of Item 4(viii), the Public Company shall be sure to keep available in the Treasury an appropriate aggregate number of common shares that may be used and issued to attract talent of certain external consultants or future employees of the Subsidiary or the Public Company as required.

xi.

The Public Company shall establish an incentive stock option plan reserving up to 20% of the Public Company share capital for purchase on exercise of any potential future options. Option allocations to members of management and the Board of the Public Company shall be negotiated by the parties. The Public Company, the Principals and other parties as may be deemed appropriate shall be granted options such number and price to be determined at a future date exercisable until a liquidity event has occurred, unless they leave the employ of the organization prior to such time.

xii.

At Closing the Public Company and the respective principals of the Company shall enter into non-competition and non-disclosure agreements (the “Non-Disclosure/Non-Competition Agreements”), on terms acceptable to the Public Company, wherein such parties will agree not to develop directly or indirectly products, services, or a business enterprise which could reasonably be expected to be in any manner competitive to the Public Company and/or the Subsidiary.

xiii.

The parties to the LOI agree to work together in good faith to develop a future financing strategy that provides adequate and on-going capitalization to the Public Company in order to fund its future working capital requirements and expansion initiatives. The parties shall negotiate in good faith the timing and pricing of such future additional financings, with a view to minimizing long-term dilution. Any future capital investment will be by way of cash for equity directly into the Public Company for working capital purposes or with the consent of a new investor, for a buy-out of existing share positions of stakeholders, on a pro rata basis.

xiv.

Following the consummation of the payment referenced in Item 4 (vi), the parties shall establish a Board of Directors for the Public Company consisting of five (5) individuals (three representatives on behalf of the Company, and two representatives on behalf of the Public Company), such individuals to be mutually agreed by the parties in advance, with a view to ensuring that the composition of the Board includes appropriate industry, finance, accounting and business experience.

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5. Access to Information. Immediately upon the parties' execution of this Letter of Intent, the Public Company and its attorneys, accountants and financial advisors will have full access during normal business hours to all principals, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents that reasonably relate to the business plan of the Company, provided, however, that such access will not materially interfere with the normal business operations of the applicable party, and subject to standard confidentiality obligations. In the event the parties to this Letter of Intent terminate their discussions for any reason prior to the Closing Date, the Public Company will promptly return all documents and other materials so provided to it.

6. Use and Confidentiality. All of the information, records, books and data to which the each party and/or their respective representatives are given access will be used by such party solely for the purpose of analyzing the other party thereto and will be treated on a confidential basis. The terms, conditions and existence of this Letter of Intent and all further discussions between the parties will also be treated on a confidential basis, subject to appropriate disclosure to regulatory authorities and as otherwise required by the rules of any securities exchange which may be applicable.

7. Agreement Not To Engage in Business Dealings. Commencing immediately, the Principals and their respective agents will not, nor will they permit any of their respective colleagues, business associates, consultants or agents (including and without limitation, investment bankers, attorneys and accountants) directly or indirectly to, solicit, discuss, encourage or accept any offer for the investment, directly or indirectly, into the business plan of the Company, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to encumber such investment to be made by the Public Company. In addition, each of the Company Principals will conduct themselves according to ordinary and usual course of business consistent with past practices and will not enter into any material transactions or incur any material liabilities effecting their participation with the Public Company, without first obtaining the consent of the Public Company, which consent will not be unreasonably withheld or delayed. For greater certainty, the parties agree that no further development or initiatives will be undertaken or expenses incurred in relation to the Company, without the consent of the Public Company, which consent will not be unreasonably withheld.

8. Costs and Expenses. Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the contemplated transaction, including, without limitation, the costs and expenses of all attorneys, engineers, brokers, investment bankers, agents and finders employed by such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder’s fees or other compensation in connection with the contemplated transaction which may be asserted by any person based on any agreement or arrangement for payment by the other party.

9. Closing. The closing of the contemplated transactions will occur as soon as reasonably possible after the satisfaction of all conditions precedent as specified, but in any case, no later than March 4, 2015.

10. Currency. All dollar amounts referred to herein are expressed in United States dollars, unless otherwise indicated.

11. Choice of Law. This Agreement shall be construed in accordance with the laws of Nevada and the parties attorn to the exclusive jurisdiction of the courts of the State of Nevada in respect of all disputes arising hereunder. It is agreed that the parties performance of the transactions considered herein shall be subject to the provisions of the Encouragement of Industrial Research and Development Law 1984 of the State of Israel and the applicable directives, rules and regulations of the Office of the Chief Scientist of the Ministry of Economy, to which the Company is bound.

12. Execution in Counterpart. The parties may execute this Agreement in two or more counterparts, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

13. Letter of Intent. Subject to the provisions of Sections 5, 6, 7 and 8 above, which are to be deemed binding upon the parties, this letter is intended to be a non-binding Letter of Intent regarding the contemplated transaction until the Diligence Deadline, at which time, unless this Letter of Intent is terminated, it shall become binding upon the parties.

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If the foregoing accurately sets forth terms acceptable to you, please date, sign, scan and return this Letter of Intent to the undersigned via reply e-mail.

Yours very truly,

MADISON VENTURES INC. (the “Public Company”)

Per:	/s/ Eugenio D Gregorio
Authorized Signatory

ACCEPTED this 27th day of February, 2015.

SIGNED, SEALED AND DELIVERED by OCURE LTD. in the presence of:	) )
)
/s/ Amos Bar Shalev	)	/s/ Amos Bar Shalev
Name	)	OCURE LTD.
	)	AUTHORIZED SIGNATORY
13 Nachson St. Ramat Hasharon, Israel	)
Address	)
)
Chairman of the Board of Directors
Occupation

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